LI-CYCLE HOLDINGS CORP. 2021 INCENTIVE AWARD PLAN

OPTION AWARD GRANT NOTICE AND AGREEMENT

Li-Cycle Holdings Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), pursuant to the Plan (as defined in Exhibit A hereto), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Option Grant Notice (the “Grant Notice”), the Option Agreement attached hereto as Exhibit A (the “Agreement”), and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant: [Insert Name]

Grant Date: [Insert Grant Date]

Number of Options: [Insert Number]

Exercise Price Per Share: [Insert amount, in USD]

Expiration Date: [Insert Expiration Date]

Type of Option: ☐ Incentive Stock Option ☑ Non-Qualified Stock Option

Vesting Schedule:

Vesting Date	Incremental Vesting	Cumulative Vesting
[Insert date]	[]%	[]%
[Insert date]	[]%	[]%
[Insert date]	[]%	[]%

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

LI-CYCLE HOLDINGS CORP.		PARTICIPANT

By:		By:
Name:	[ ]	Name:	[ ]
Title:	[ ]

1

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EXHIBIT A TO OPTION GRANT NOTICE & AGREEMENT
OPTION AGREEMENT FOR U.S. PARTICIPANTS

Pursuant to the Company’s 2021 Incentive Award Plan, as amended from time to time (the “Plan”) and the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

ARTICLE I. GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment or consulting agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s commission of any act or omission that results in, or may reasonably be expected to result in, a conviction of (or plea of no contest or nolo contendere to) any felony or indictable offence (other than in connection with a traffic violation that does not result in imprisonment) under any provincial, state, federal or foreign law or any crime involving moral turpitude or dishonesty or that has or could have the effect, in the Company’s reasonable and good faith determination, of causing material reputational or other material harm or damage to the Company Group; (ii) Participant’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, breach of fiduciary duty or other willful and material act of misconduct, in each case, against any Company Group Member; (iii) any willful, material damage to any property of a Company Group Member by Participant; (iv) Participant’s willful failure to (A) substantially perform Participant’s material job functions (other than any such failure resulting from Participant’s Disability) or (B) carry out or comply with a lawful and reasonable directive of a Company Group Member, in each case, which failure has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (v) Participant’s breach of any Company policy which materially harms the Company Group, which breach has not been cured (or cannot be cured) within fifteen (15) days after the Company gives written notice to Participant regarding such failure; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs, or excessive use of alcohol, in each case that materially impairs Participant’s ability to perform Participant’s duties contemplated; (vii) any negligent or reckless act by Participant resulting in or causing material reputational or other material harm or damage to the Company Group, in the good faith reasonable judgment of the Company; and (viii) Participant’s breach of any material provision of any written agreement between Participant and any Company Group Member, and failure to cure such breach (if capable of cure) within fifteen (15) days after the Company gives written notice to Participant regarding such breach. Whether or not an event giving rise to “Cause” occurs for purposes of this definition (for Participants who do not have an employment or consulting agreement that includes a definition of Cause) will be determined by the Board in its sole discretion.

(b) “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(c) “Company Group” shall mean the Company and its Subsidiaries.

(d) “Company Group Member” shall mean each member of the Company Group.

(e) “Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean the disability of Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company Group Member then covering Participant or, if no such plan exists or is applicable to Participant, the permanent and total disability of Participant within the meaning of Section 22(e)(3) of the Code.

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1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement, the special provisions for the Participant’s country of residence if such Participant resides or provides services outside the United States, if applicable, attached hereto as Exhibit B (the “Foreign Appendix”), and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. In the event of any inconsistency between the Plan and/or this Agreement with the Foreign Appendix, the terms of the Foreign Appendix shall control.

ARTICLE II. GRANT OF OPTION

2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 12.2 of the Plan.

2.2 Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice (which exercise price is not less than 100% of the Fair Market Value of the Share on the Grant Date).

ARTICLE III. PERIOD OF EXERCISABILITY

3.1 Commencement of Exercisability.

(a) Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 5.9 and 5.14 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) Except as otherwise provided under Section 3.1(c), as determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the Cessation Date and shall not thereafter become vested and exercisable.

(c) In the event Participant incurs a Termination of Service without Cause upon or within twelve (12) months following a Change in Control, any portion of the Option that has not become vested and exercisable on or prior to the Cessation Date, shall become fully vested and exercisable as of immediately prior to the Termination of Service.

3.2 Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.

3.3 Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a) The expiration date set forth in the Grant Notice (which date shall not be more than ten (10) years from the Grant Date for the Option);

(b) Except as the Administrator may otherwise approve, the expiration of twelve (12) months from the Cessation Date by reason of Participant’s Termination of Service due to death or Disability;

(c) Except as the Administrator may otherwise approve, immediately upon the Cessation Date by reason of Participant’s Termination of Service by the Company Group for Cause; and

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(d) Except as the Administrator may otherwise approve, the expiration of three (3) months from the Cessation Date by reason of Participant’s Termination of Service for any reason other than by the Company Group for Cause or due to death or Disability.

3.4 Tax Withholding. Notwithstanding any other provision of this Agreement:

(a) The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local, provincial and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii) by the deduction of such amount from other compensation payable to Participant;

(iii) with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local, provincial and foreign income tax and payroll tax purposes that are applicable to such taxable income;

(iv) with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(v) in any combination of the foregoing.

(b) With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local, provincial and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.

(c) In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company shall elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.

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(d) Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

(e) For purposes of this Section 3.4, (i) “Applicable Law” shall include without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies, and (ii) “withholding taxes” shall include any and all taxes and other source deductions, or other amounts which the Company Group Member is required by Applicable Law to withhold from any amounts paid or credited to a Participant under the Plan.

ARTICLE IV. EXERCISE OF OPTION

4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.

4.2 Partial Exercise. Subject to Section 5.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.

(a) An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b) The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;

(c) The payment of any applicable withholding tax in accordance with Section 3.4;

(d) Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.

Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the

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Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(c) Any other form of legal consideration acceptable to the Administrator.

4.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any provincial, territorial, state or federal law or under rulings, rules or regulations of the Securities and Exchange Commission, any Canadian securities regulatory authority or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any provincial, territorial, state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.

4.6 Rights as Shareholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including, without limitation, through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 12.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE V. OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.

5.2 Whole Shares. The Option may only be exercised for whole Shares.

5.3 Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including, without limitation, bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.

5.4 Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

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5.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified or registered mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or Canada Post, as applicable.

5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7 Governing Law. The laws of the Province of Ontario shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.8 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice, this Agreement, and the Foreign Appendix, if applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act, the Exchange Act, the Securities Act (Ontario) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or the Ontario Securities Commission, as applicable, and state or other provincial securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement, and the Foreign Appendix, if applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.

5.9 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including, without limitation, any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Not a Contract of Employment. Nothing in this Agreement, the Foreign Appendix, if applicable, or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of any Company Group Member, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

5.13 Entire Agreement. The Plan, the Grant Notice and this Agreement (including, without limitation, any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.14 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this

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Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including, without limitation, amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.15 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

5.16 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

5.17 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.18 Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

5.19 Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

5.20 Special Provisions for Options Granted to Participants Outside the United States.

(a) If the Participant performs services for the Company outside of the United States, this Agreement shall be subject to the special provisions, if any, for the Participant’s country of residence, as set forth in the Foreign Appendix.

(b) If the Participant relocates to one of the countries included in the Foreign Appendix during the life of this Agreement, special provisions for such country shall apply to the Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with applicable foreign and local law or facilitate the administration of the Plan.

(c) The Company reserves the right to impose other requirements on this Agreement, the Option and the Shares issued upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with applicable foreign or local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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EXHIBIT B
TO OPTION GRANT NOTICE AND AGREEMENT
SPECIAL PROVISIONS FOR OPTIONS
GRANTED TO PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B includes additional terms applicable to Participants who reside or provide services to a Company Group Member in the countries identified below. These terms and conditions are in addition to those set forth in the Agreement to which this Exhibit B is attached and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Foreign Appendix also includes information relating to exchange control and other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of September 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of the Participant, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to the Participant.

CHINA

1.The Company and/or any of the Company Group Member will not be liable for any failure by Participant in relation to payment of the Exercise Price or receipt of any proceeds under the Plan due to any legal or practical restrictions on conversion or remittance of foreign exchanges where applicable.

2.Data Privacy

In addition to Section 10.9 in the Plan, Participant acknowledges that some of his/her personal information that the Company and its Subsidiaries will process is sensitive, such as the identification number and details of all the Awards. However, Participant’s participation under the Plan will not be able to effect or continue if such sensitive personal information fails to be processed. Acknowledging the harm that may be caused to Participant’s personal or property safety by any potential unauthorized disclosure or illegal use of the sensitive personal information, the Company and its Subsidiaries adopt, update and implement various technical, physical and administrative security policies and procedures in line with Applicable Laws to safeguard the confidentiality, privacy and integrity of Participant’s sensitive personal information.

With respect to the transfer of Participant’s personal information as stated above (which may involve cross-border transfer from the territory of China to elsewhere), the relevant information of the transferees will be made available to Participant before the transfer.

3.For purposes of this Foreign Appendix, China means the People’s Republic of China but not including Hong Kong, Macau and Taiwan.

4.By accepting the Option, Participants understands and hereby consents to (i) the collection, holding, processing, use and transfer of his/her sensitive personal information as described in the Plan, the Grant Notice and the Agreement, (ii) the transfer and provision of his/her personal information as described in the Plan, the Grant Notice and the Agreement, and (iii) the transfer and provision of his/her personal information from the territory of the People’s Republic of China to overseas parties as described in the Plan, the Grant Notice and the Agreement.

GERMANY

1.Definition of Employee. The definition of Employee shall, for the avoidance of doubt, include the legal representatives of the German group members.

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2.Taxes. For the avoidance of doubt, taxes always include German social security contributions, and in this regard, Participant’s portion.

3.Securities Law. This offer does not require a securities prospectus (Wertpapierprospekt) to be submitted for approval to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin).

4.Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Central Bank (Deutsche Bundesbank). If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will file the report for Participant. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Shares that exceed 10% of the total voting capital of the Company.

5.Consent to Personal Data Processing and Transfer. By acceptance of the Option, the Participant acknowledges and consents to the collection, use, processing, recording, organization, structuring, storage, adaption or alteration, retrieval, disclosure and transfer of personal data as described below and in accordance with the Company privacy policy. The Company Group Members hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company Group Members will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Company Group Members may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The Participant hereby authorizes the Company Group Members to collect, use, process, record, organize, structure, store, adapt or alter, retrieve, disclose and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing or by e-mail contacting the Company through Participant’s local human resources representative. However, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by the Option. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

HONG KONG

The contents of the Plan and any of the documents referred to therein (including but not limited to the Grant Notice and the Agreement) have not been reviewed by any regulatory authority in Hong Kong. Participants are advised to exercise caution in relation to the offer of Options. If Participants are in any doubt about any of the contents of this Plan, they should obtain independent professional advice.

This Plan does not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “Companies Ordinance”) or the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), and it is made on terms that only the qualifying person (as defined in the Companies Ordinance) to whom this invitation has been addressed is eligible to apply. Options offered in relation to the Plan may not be offered or sold in Hong Kong by means of any document, except in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance or which do not constitute an offer to the public within the meaning of that Ordinance.

No person may issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to Options offered in relation to the Plan, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Options which are or are intended to be disposed of only to persons outside Hong Kong.

JAPAN

1.Securities Regulation. The Company notifies the Participant and, the Participant acknowledges, that in connection with the Plan, the Agreement, the Grant Notice and ancillary documents to them, and Options being offered to the Participant, no notification under Article 4 of Financial Instruments and Exchange Act (the

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“FIEA”) was made because the offering of Options falls under Article 2(3)(ii)(c) of FIEA and, thus, falls under the solicitation for small number of investors (syoninzuu muke kanyuu) stipulated in Article 23-13(4)(i)(a) of FIFA.
2.Exchange Control Information. Notification under the Foreign Exchange and Foreign Trade Act shall be required, among other cases, where a cross-border payment in excess of JPY 30,000,000 was made.
SINGAPORE

Notwithstanding anything to the contrary contained in the Plan, the Agreement, and the Grant Notice (collectively, the “Documents”), the Participant agrees, acknowledges, and confirms that:
(a)none of the Documents have been lodged, registered, and/or reviewed by any regulatory authority in Singapore, and that no prospectus or any other document relating to this offer of Options made to the Participant has been lodged or registered with the Monetary Authority of Singapore;
(b)the offer of Options being made to the Participant is made pursuant to the “qualifying person” exemption under section 273(1)(i) (read with section 273(4)) of Singapore’s Securities and Futures Act (Cap 289), and accordingly no prospectus or other document relating to the offer of Options being made to the Participant needs to be lodged or registered with the Monetary Authority of Singapore; and
(c)the Documents have not been made with a view to any of the Options or Shares being subsequently offered for sale to another person, and none of the Documents or any other documents issued by the Participant in connection with any subsequent offer of sale of Options or Shares, or any transfer of Options or Shares, should under any circumstances be deemed a prospectus issued by the Company.
SWITZERLAND
This appendix includes additional terms and conditions that govern the Options granted to the Participant if the Participant is resident for tax purposes in Switzerland. Unless otherwise defined herein, the terms defined in the Plan and in the Agreement shall have the same meanings in this appendix. In the event of any conflict between the provisions of the Plan or of the Agreement and this appendix, the provisions of this appendix shall govern.
1.Defined Terms. For the purposes of this appendix, the following terms have the following meanings:
“Disability” means retirement due to disability based on a final decision by the Swiss Federal Disability Insurance.
“Swiss Affiliate” means, as applicable, the Company's affiliate employing the Swiss Participant.
“Swiss Participant” means any Participant who is resident for tax purposes in Switzerland.
2.Discretionary Character. Any economic benefits deriving from the Swiss Participant's participation in the Plan are entirely discretionary and shall not qualify as salary or as a component of the salary.
3.Swiss Social Security and Taxes.
As applicable, the Swiss Affiliate will provide the Swiss Participant with an annual salary statement (Lohnausweis) setting out (i) the gross annual income earned by the Swiss Participant during the relevant year, including income from participating in the Plan, (ii) the Swiss Participant's social security withholdings and, if applicable, (iii) the employer income tax withholding, plus an annex to the annual salary statement setting out certain of the economic terms of the Plan as determined by applicable Swiss law. The Swiss Affiliate shall have the right to notify the competent Swiss tax authorities of the grant of Options and the transfer of Shares to the Swiss Participant upon exercise of the Options under the Plan and to provide a copy of the annual salary statement including the annex directly to the competent Swiss tax authorities.
The Swiss Participant shall be responsible to recognize any and all income earned from the grant, vesting, settlement or otherwise in connection with an Award under the Plan and this Agreement in their income statement for the respective taxation period in accordance with applicable Swiss law and shall be responsible for Swiss federal, cantonal and communal individual income tax and social security charges or corporate income tax, as the case may be, on any net taxable earnings for such taxation period in accordance with the Swiss

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federal tax rules and regulations, and in accordance with the cantonal tax rules of the place of residence of the Swiss Participant.
4.Parties to the Agreement.
The Agreement is exclusively agreed upon between the Company and the Swiss Participant. The Swiss Affiliate is not a party to the Agreement and does not assume nor cannot be held liable for any liabilities under the Plan or the Agreement, if not otherwise provided by applicable Swiss mandatory law.
The Swiss Participant's sole contact and sole contractual partner regarding the Plan and the Options granted under the Agreement is the Company, and any rights and entitlements pursuant to the Plan and the Options are granted on an exclusively voluntary basis and do not create any claims against the Swiss Affiliate or any other affiliate. Even if there is a repeated grant of an Award and without express notification that the Award is made voluntarily, no legal claim for future grants exists. The offer or Award remains in the complete discretion of the Company. In particular, the Company reserves the right to determine in its full discretion the scope of beneficiaries and the conditions of the Plan.
5.Notices. For the avoidance of doubt, any notice shall be deemed duly given when sent via email or when sent by certified or registered mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the Unites States Postal Service, Canada Post or the Swiss Post, as applicable.
UNITED KINGDOM

1.General.

a.This appendix shall apply to all UK Taxpayers (as defined below) and the terms of the Plan and the grant of Awards to UK Taxpayers under the Plan shall at all times be construed and interpreted in a manner consistent with this appendix.

b.In the event that a Participant becomes an UK Taxpayer subsequent to the date of grant of Awards under the Plan, then, pursuant to Section 4.5 of the Plan, the terms of such Awards shall immediately be deemed to be amended in a manner consistent with this appendix.

c.The terms of the Plan (including, for the avoidance of doubt, the terms of the Award Agreement), unless those terms are specified to apply to Participants residing outside of the UK, shall, save where otherwise specified below, apply in relation to Awards granted to an UK Taxpayer pursuant to the terms of this appendix, and references to the “Plan” shall include this appendix. If there is any inconsistency between any terms of this appendix and the terms of the Plan or the Award Agreement, the terms of this appendix shall apply to any Participant who is a UK Taxpayer.

d.In this Appendix, the following expressions shall have the following meanings respectively:

“Tax” means all liability to income tax (or overseas equivalent) which the Company or any Subsidiary is liable to account for on behalf of the Participant directly to any taxation authority (including, but without limitation, through the pay-as-you-earn system) and all liability to social security which the Company or any Subsidiary is liable to account for on behalf of the Participant to any taxation authority (including, but without limitation, primary Class 1 (employee’s) National Insurance contributions) which arises as a result of any amount payable to the Participant under the Plan;

“UK Tax” means taxation under the rules of the United Kingdom; and

“UK Taxpayer” means a Participant who is subject to UK Tax at the date of grant of Awards under the Plan, is expected to become subject to UK Tax following the grant of Awards or does become subject to UK Tax following the grant of Awards but prior to the lapse, forfeiture or cancellation of Awards held by the Participant.

2.Eligibility. In relation to the operation of the Plan in the UK, no Award shall be granted to any person who is not an Employee (including a non-employee director).

3.Taxation. Any liability of a Participant to Tax shall be for the account of the relevant Participant. The Participant shall indemnify the Company or any Subsidiary, his or her employer and any other person in respect of any amount of Tax arising as a result of his or her participation in the Plan (or which would not otherwise

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have arisen but for his or her participation in the Plan) and any penalties or interest that may be payable by the Company or any Subsidiary as a result of the Participant failing to discharge his or her obligation to pay Tax arising as a result of his or her participation in the Plan. If the Company so requires, the Participant will enter into (A) an agreement or election pursuant to paragraphs 3A or 3B of Schedule 1 to the UK Social Security Contributions and Benefits Act 1992 and/or (B) a joint election under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (as the Company shall determine) with the relevant member of the Group on or before the date on which the Option is exercised. The Company or the relevant Subsidiary, will pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of the Option.

4.Data Privacy. By participating in the Plan, the Participant’s attention is drawn to the Company’s data privacy notice previously provided to them, which sets out how the Participant’s personal data will be used and shared by the Company and any Subsidiaries. The Company’s data privacy notice does not form part of the Plan and may be updated from time to time. Any such updates shall be notified to the Participant.

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